Exhibit 1.2

Whirlpool Corporation

Notes

Due Nine Months or More From the Date of Issue

TERMS AGREEMENT

April 29, 2009

Whirlpool Corporation

2000 North M-63

Benton Harbor, Michigan 49022-2692

Attention: Treasurer

Subject in all respects to the terms and conditions of the Selling Agency Agreement (the “Agreement”), dated April 29, 2009, between the Purchasers and Agents referenced therein and you, the undersigned agrees to purchase the following Notes of Whirlpool Corporation:

Aggregate Principal Amount:	$850,000,000

Notes Offered:	$350,000,000 8.000 % Notes due 2012 (“2012 Notes”) $500,000,000 8.600% Notes due 2014 (“2014 Notes”)

Interest Rate:	2012 Notes: 8.000% per annum 2014 Notes: 8.600% per annum

Date of Maturity:	2012 Notes: May 1, 2012 2014 Notes: May 1, 2014

Interest Payment Dates:	Semi-annually on May 1 and November 1 of each year, commencing November 1, 2009

Record Dates:	April 15 and October 15 of each year

Change of Control Offer:	Yes

Underwriting Discount:	2012 Notes: 0.400% of the principal amount 2014 Notes: 0.600% of the principal amount

Price to Public:	2012 Notes: 99.889% of the principal amount 2014 Notes: 99.950% of the principal amount

Time of Sale:	4:08 PM, New York City Time, April 29, 2009

Date and Time of Settlement:	May 4, 2009, 9:00 AM, New York City Time

Place for Delivery of Notes and Payment Therefor:	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606

Method of Payment:	Same-day funds via wire transfer

Modification, if any, in the requirements to deliver the documents specified in Sections 2(b) or 6(b) or other Sections of the Agreement:	None

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ BRIAN BEDNARSKI
Name:	Brian Bednarski
Title:	Managing Director

J.P. MORGAN SECURITIES INC.

By:	/s/ STEPHEN L. SHEINER
Name:	Stephen L. Sheiner
Title:	Vice President

Accepted:

WHIRLPOOL CORPORATION

By:	/s/ MARGARET MCLEOD
Name:	Margaret McLeod
Title:	Vice President and Treasurer